Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

TCFS Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-139180) on Form S-8 of Susser Holdings Corporation of our report dated January 6, 2007, with respect to the balance sheets of TCFS Holdings, Inc. and subsidiaries as of October 29, 2005 and November 4, 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the each of the years in the three-year period then ended, which report appears in the Form 8-K of Susser Holdings Corporation dated November 13, 2007.

/s/ KPMG LLP

Dallas, Texas
November 13, 2007